Exhibit 99.1

Press Contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey Inc. and CPA®:17 – Global Announce Proposed Merger in

a $6 Billion Transformational Transaction

Provides Liquidity for CPA®:17 – Global Stockholders and Further Simplifies W. P. Carey’s Business

NEW YORK, June 18, 2018 – Corporate Property Associates 17 – Global Incorporated (CPA®:17 – Global) announced today that it has entered into a definitive merger agreement pursuant to which CPA®:17 – Global will merge with W. P. Carey Inc. (NYSE: WPC), its advisor, in a transaction valued at approximately $6 billion. The transaction has been approved by CPA®:17 – Global’s Board of Directors upon the unanimous recommendation and approval of a Special Committee consisting of CPA®:17 – Global’s independent directors. The merger is expected to close in the fourth quarter of 2018, subject to the approval of stockholders of each of W. P. Carey and CPA®:17 – Global.

W. P. Carey is the second largest net lease REIT and, after the close of the transaction, will be one of the largest REITs (top 25 in MSCI US REIT Index) with pro forma enterprise value of $17.3 billion.

Subject to the terms and conditions of the merger agreement, CPA®:17 – Global stockholders will receive a fixed exchange ratio of 0.160 shares of W. P. Carey common stock for each share of CPA®:17 – Global common stock, equivalent to $10.72 per share based on W. P. Carey’s closing share price of $67.03 as of June 15, 2018.  The W. P. Carey shares issued in the merger will be listed on the New York Stock Exchange at the time of issuance.

Under the terms of the merger agreement, CPA®:17 – Global may solicit, receive, evaluate and enter into negotiations with respect to alternative proposals from third parties for a period of 30 days continuing through July 18, 2018. The Special Committee, with the assistance of its independent advisors, intends to actively solicit alternative proposals during this go-shop period. CPA®:17 – Global does not intend to disclose developments during this process, and there can be no assurance that this process will result in the receipt of any proposals for a superior transaction or that any other transaction will be approved or completed.

Consistent with its long-term strategy, W. P. Carey anticipates the primary benefits of the proposed merger to include:

•                 providing liquidity to CPA®:17 – Global investors through the issuance of shares in a large, publicly-traded global net-lease REIT;

•                 providing opportunity for CPA®:17 – Global investors to continue their investment in a similar company on a tax-deferred basis, receiving income in the form of quarterly dividends and participating in the potential upside of a leading publicly traded REIT; and

•                 further simplifying W. P. Carey’s business and accelerating its strategy to focus exclusively on net lease investing for its balance sheet, positioning the company for future growth opportunities.

“We are pleased to have structured a transaction that we believe is a win-win for investors in CPA®:17 – Global and W. P. Carey alike. This transaction provides CPA®:17 – Global stockholders with liquidity as well as the opportunity to hold their shares in a company that has a similar investment profile and income strategy they have become accustomed to,” said Jason Fox, W. P. Carey’s Chief Executive Officer. “It also provides W. P. Carey – the surviving company – with the opportunity to purchase a high quality portfolio as well as accelerate its strategy to focus exclusively on net lease investing for its balance sheet and simplify its business.”

Morgan Stanley & Co. LLC is acting as financial advisor to the CPA®:17 – Global Special Committee. Clifford Chance US LLP is acting as legal advisor to CPA®:17 – Global and Pepper Hamilton LLP is acting as legal advisor to the CPA®:17 – Global Special Committee. J.P. Morgan Securities LLC is acting as lead financial advisor, Barclays is acting as financial advisor and DLA Piper LLP (US) is acting as the legal advisor to W. P. Carey.

A joint proxy statement/prospectus will be filed on Form S-4 with the Securities and Exchange Commission (“SEC”), which will describe the proposed merger. Completion of the transaction is subject to, among other things, effectiveness of the Form S-4, receipt of all third-party consents as well as the approval of the stockholders of both companies and satisfaction of customary closing conditions. The transaction is currently expected to close during the fourth quarter of 2018, although there can be no assurance that the transaction will close at such time, if at all.

W. P. Carey Inc.

Celebrating its 45th anniversary, W. P. Carey ranks among the largest diversified net lease REITs with an enterprise value of over $10 billion and a portfolio of operationally-critical commercial real estate totaling 886 properties covering approximately 85 million square feet. For over four decades, the Company has invested in high-quality single-tenant industrial, warehouse, office and retail properties subject to long-term leases with built-in rent escalators. Its portfolio is located primarily in North America and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this press release constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey Inc. (“WPC”) and CPA®:17 – Global and can be identified by the use of words such as “may,” “will,” “should,” “would,” “will be,” “will continue,” “will likely result,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate” and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding: the anticipated benefits of the merger, including the statements made by Mr. Jason Fox; the ability to close the proposed merger; the strategic rationale and transaction benefits; the combined company’s corporate strategy and capital structure; statements regarding estimated or future economic performance and results, including the amount and timing of any future quarterly dividends and our estimated future growth.

These statements are based on the current expectations of our management. It is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on our business, financial condition, liquidity, results of operations, AFFO, and prospects. You should exercise caution in relying on forward-looking statements as they involve known and unknown risks, uncertainties, and other factors that may materially affect our future results, performance, achievements, or transactions. Information on factors that could impact actual results and cause them to differ from what is anticipated in the forward-looking statements contained herein is included in WPC’s and CPA®:17 – Global’s filings with the Securities and Exchange Commission, or the SEC from time to time, including, but not limited to those described in Item 1A. Risk Factors in each company’s  Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 23, 2018, in the case of WPC, and March 15, 2018, in the case of CPA®:17 – Global. Moreover, because WPC and CPA®:17 – Global  operate in a very competitive and rapidly changing environment, new risks are likely to emerge from time to time. Given these risks and uncertainties, potential investors are cautioned not to place undue reliance on these forward-looking statements as a prediction of future results, which speak only as of the date of this presentation, unless noted otherwise. Except as required by federal securities laws and the rules and regulations of the SEC, WPC and CPA®:17 – Global  do not undertake to revise or update any forward-looking statements.

Additional Information and Where to Find It

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws. WPC and CPA®:17 – Global intend to file a Registration Statement on Form S-4 and mail the Joint Proxy Statement/Prospectus and other relevant documents to their security holders in connection with the proposed Merger.

WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY W. P. CAREY AND CPA®:17 – GLOBAL IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT W. P. CAREY, CPA®:17 – GLOBAL AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY.

Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials will also be available free of charge by accessing W. P. Carey’s website (http://www.wpcarey.com) or by accessing CPA®:17 – Global’s website (http://www.cpa17global.com). Investors may also read and copy any reports, statements and other information filed by W. P. Carey or CPA®:17 – Global with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Proxy Solicitation

Information regarding W. P. Carey’s directors and executive officers is available in its proxy statement filed with the SEC by W. P. Carey on April 03, 2018 in connection with its 2018 annual meeting of stockholders, and information regarding CPA®:17 – Global’s directors and executive officers is available in its proxy statement filed with the SEC by CPA®:17 – Global on April 20, 2018 in connection with its 2018 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC when they become available.